Exhibit 99.1

October  24, 2023

Franklin Financial Reports 2023  Q3 and Year-to-Date Results; Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (the Corporation) (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank) headquartered in Chambersburg, PA, reported its third quarter 2023 and year-to-date 2023 financial results.  A summary of operating results follows:

• Net income for the third quarter of 2023 was $3.9 million ($0.88 per diluted share) compared to $3.0 million ($0.68 per diluted share) for the second quarter of 2023 (an increase of 22.9%), and $4.6 million ($1.05 per diluted share) for the third quarter of 2022 (a decrease of 16.7%).

• For the third quarter of 2023, the provision for credit losses was $875 thousand compared to $524 thousand for the second quarter of 2023 and $0 for the third quarter of 2022.

• Net income year-to-date for 2023 was $10.1 million ($2.31 per diluted share) compared to $11.2 million ($2.52 per diluted share) for the same period in 2022, a decrease of 9.7%. As compared to the prior year-to-date results, 2023 was affected by a loss of $1.1 million on securities sales, a lease termination expense of $495 thousand and an increase of $1.9 million in the provision for credit losses.

• Total net loans increased 5.4% from the end of the second quarter of 2023 and 14.9% from December 31, 2022

• Total deposits increased 3.6% from the end of the second quarter of 2023, and 1.0% from December 31, 2022.  Borrowings from the Federal Reserve and Federal Home Loan Bank of Pittsburgh (FHLB) totaled $110.0 million at September 30, 2023.

• For the year-to-date period, Return on Average Assets (ROA) was 0.78%. Return on Average Equity (ROE) was 11.25% and the Net Interest Margin (NIM) was 3.33%, compared to ROA of 0.83%, ROE of 11.12% and NIM of 2.96% for the same period in 2022.

• On October 19, 2023, the Board of Directors declared a $0.32 per share regular quarterly cash dividend for the fourth quarter of 2023 to be paid on November 22, 2023, to shareholders of record at the close of business on November 3, 2023.

Balance Sheet Highlights

Total assets at September 30, 2023 were $1.828 billion up 7.6% from $1.700 billion at December 31, 2022. Changes in the balance sheet since December 31, 2022, include:

• The investment portfolio decreased $28.6 million (5.9%), primarily the result of selling approximately $41.2 million of investments with only a portion of the proceeds being reinvested into the portfolio to take advantage of higher market interest rates.

• The net loan portfolio increased $154.5 million (14.9%) over the year-end 2022 balance, primarily from an increase in commercial purpose loans of $118.4 million, primarily in commercial real estate. At September 30, 2023, commercial real estate loans totaled $671.2 million, with the largest collateral segments being: apartment buildings ($112.2 million), office buildings ($82.9 million), and hotels and motels ($81.6 million) primarily in south-central Pennsylvania.

• Total deposits increased $16.0 million (1.0%) from year-end 2022. Time deposits and money management accounts increased $69.2 million in total, but this increase was partially offset by a decrease in interest-bearing checking and savings accounts.  Year-to-date, the cost of deposits was 1.14% for 2023, compared to 0.14% for the same period in 2022.   For the third quarter of 2023, the cost of deposits increased to 1.32% and was 1.37% for the month of September 2023. At September 30, 2023, the Bank estimated that approximately 94% of its deposits were FDIC insured or collateralized.

• At September 30, 2023, the Bank had borrowings of $110.0 million comprised of $70.0 million from Federal Reserve Bank Term Funding Program (BTFP) and $40.0 million from the Federal Home Loan Bank of Pittsburgh.  The Bank has additional funding capacity in the BTFP, the Federal Reserve Discount Window, the FHLB and correspondent banks.

• Shareholders’ equity increased $572 thousand from December 31, 2022 to $114.8 million. Retained earnings increased $6.0 million in 2023, net of dividends of $4.2 million. Accumulated other comprehensive income (loss) (AOCI) decreased $4.5 million as the fair value of the investment portfolio declined as of September 30, 2023, after showing increased valuations during the prior quarters of 2023. At September 30, 2023, the book value of the Corporation’s common stock was $26.31 per share and tangible book value was $24.24 per share. In December 2022, an open market repurchase plan was approved to repurchase 150,000 shares over a one-year period, with 83,058 shares repurchased year-to-date 2023 and 85,906 purchased in total under the approved plan. The Bank is considered to be well-capitalized under regulatory guidance as of September 30, 2023.

• Average earning assets for 2023 were $1.629 billion compared to $1.718 billion in 2022, a decrease of 5.2%. In 2023, the average balance of interest-earning cash balances decreased $121.6 million (68.9%) to support loan growth and to offset a decrease in average deposits during the year. The average balance of the investment portfolio decreased $56.4 million (11.0%), while the average balance of the loan portfolio increased $89.1million (8.7%), over the prior year averages. Within the loan portfolio, average commercial loan balances increased $62.1 million during the year and residential mortgages increased $26.8 million. Total deposits averaged $1.519 billion for 2023, a decrease of $118.1 million (7.2%) from the average balance for 2022. All deposit categories reported a year-over-year decrease in average balances, except for time deposits.

Income Statement Highlights

• Net interest income was $13.7 million for the third quarter of 2023 compared to $13.2 million for the second quarter of 2023 and $14.1 million for the third quarter of 2022. The net interest margin (NIM) was 3.29% for the third quarter of 2023 compared to 3.30% in the prior quarter and 3.28% for the third quarter of 2022.  Year-to-date, NIM was 3.33% compared to 2.96% for the same period of 2022.  On a year-over-year comparison, the yield on earning assets increased 145 basis points from 3.15% in 2022 to 4.60% for 2023, while the cost of interest-bearing liabilities increased 136 basis points from 0.24% to 1.60% over the same period.

• On January 1, 2023, the Bank adopted a new accounting standard for the calculation of its allowance for credit losses (ACL), referred to as the current expected credit loss (CECL) model. Upon adoption, the Bank recorded a decrease of $536 thousand to the ACL for loans, an increase of $411 thousand to the ACL for unfunded commitments (carried in Other Liabilities on the consolidated balance sheet), an increase of $98 thousand to retained earnings, and a deferred tax liability of $26 thousand. The provision for credit losses for 2023 was calculated using the CECL model, while the provision for loan losses for 2022 was calculated under the previous methodology. For the third quarter of 2023, the provision for credit losses on loans was $866 thousand compared to $0 for the third quarter of 2022 and $524 thousand for the second quarter of 2023. The increase in the provision for loan loss was due primarily to growth in the loan portfolio.  The ACL ratio for loans was 1.29% at September 30, 2023, compared to 1.31% at December 31, 2022. For the third quarter of 2023, the provision for credit losses on unfunded commitments was $9 thousand compared to $0 for the third quarter of 2022 and $8 thousand for the second quarter of 2023. The ACL for unfunded commitments was $2.0 million at September 30, 2023 compared to $1.5 million at December 31, 2022.

• Noninterest income totaled $4.0 million for the third quarter of 2023 compared to $3.5 million in the second quarter of 2023 (an increase of 13.7%), and $3.7 million for the third quarter of 2022 (an increase of 9.6%). The increase from the third quarter of 2022 to the third quarter of 2023 was due in part to increases in investment and trust fees and debit card income.

• Noninterest income year-to-date was $10.8 million, $873 thousand less (7.5%) than the same period in 2022.  The decrease was driven primarily by a loss of $1.1 million from the sale of securities as part of a portfolio restructuring in 2023.

• Noninterest expense for the third quarter of 2023 was $12.2 million compared to $12.6 million for the second quarter of 2023 (a decrease of 3.6%), and $12.2 million in the third quarter of 2022.  The decrease in noninterest expense between the second and third quarter of 2023 was due primarily to a $495 thousand lease termination expense recorded in the second quarter of 2023.

• Noninterest expense was $36.9 million for the nine months ending September 30, 2023 compared to $35.5 million for the same period of 2022, an increase of $1.4 million or 3.9%. Contributing to the year-over-year increase was an increase of $800 thousand in salaries and benefits (primarily salaries due to a highly competitive labor market), an increase in net occupancy of $238 thousand from costs associated with the new headquarters and operations center that was put in service in July 2022 and the lease termination expense of $495 thousand recorded in the second quarter of 2023.

• The effective federal income tax rate was 17.0% for the third quarter of 2023 and 13.5% on a year-to-date basis.  The year-to-date rate reflects the benefit of a $280 thousand tax credit that was recorded during the first quarter of 2023. Without the tax credit, the effective rate year-to-date would have been 15.9%.

“Our third quarter results are in line with our efforts to position the company for success in the future” said Tim Henry, President and CEO. “I am pleased that we have been able to continue to grow the bank, while also balancing today’s profitability against longer term investments in people and systems aimed at building for the future.”

Additional information on the Corporation is available on our website at: www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.8 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties PA, and Washington County MD. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: changes in interest rates, changes in the rate of inflation, general economic conditions and their effect on the Corporation and our customers, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

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FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended			For the Nine Months Ended
(Dollars in thousands, except per share data)	9/30/2023	6/30/2023	9/30/2022	9/30/2023	9/30/2022	% Change

Interest income	$20,154	$18,511	$15,043	$55,247	$39,454	40.0%
Interest expense	6,447	5,316	980	15,509	2,471	527.6%
Net interest income	13,707	13,195	14,063	39,738	36,983	7.4%
Provision for credit losses - loans	866	524	-	1,857	-	0.0%
Provision for credit losses - unfunded commitments	9	8	-	79	-	0.0%
Noninterest income	4,013	3,529	3,663	10,766	11,639	-7.5%
Noninterest expense	12,198	12,648	12,200	36,864	35,496	3.9%
Income before income taxes	4,647	3,544	5,526	11,704	13,126	-10.8%
Income taxes	788	568	895	1,577	1,905	-17.2%
Net income	$3,859	$2,976	$4,631	$10,127	$11,221	-9.7%

Diluted earnings per share	$0.88	$0.68	$1.05	$2.31	$2.52	-8.3%
Regular cash dividends declared	$0.32	$0.32	$0.32	$0.96	$0.96	0.0%

Balance Sheet Highlights (as of )	9/30/2023	6/30/2023	9/30/2022
Total assets	$1,827,910	$1,736,165	$1,847,162
Investment and equity securities	458,662	439,851	492,467
Loans, net	1,191,322	1,130,547	1,033,518
Deposits	1,567,414	1,513,135	1,704,983
Shareholders' equity	114,769	119,770	108,151

Assets Under Management (fair value)
Investment and Trust Services	963,805	977,461	810,954
Held at third party brokers	126,394	127,807	104,127

	As of or for the Three Months Ended			As of or for the Nine Months Ended
Performance Ratios	9/30/2023	6/30/2023	9/30/2022	9/30/2023	9/30/2022
Return on average assets*	0.86%	0.70%	1.00%	0.78%	0.83%
Return on average equity*	12.72%	9.82%	14.86%	11.25%	11.12%
Dividend payout ratio	36.07%	47.08%	30.36%	41.45%	37.91%
Net interest margin*	3.29%	3.30%	3.28%	3.33%	2.96%
Net loans (charged-off) recovered/average loans*	0.01%	0.00%	-0.01%	0.00%	-0.01%
Nonperforming loans / gross loans	0.02%	0.02%	0.53%
Nonperforming assets / total assets	0.01%	0.01%	0.30%
Allowance for credit losses / loans	1.29%	1.28%	1.43%
Book value, per share	$26.31	$27.53	$24.60
Tangible book value (1)	$24.24	$25.46	$22.55
Market value, per share	$28.50	$27.74	$31.56
Market value/book value ratio	108.32%	100.76%	128.29%
Market value/tangible book value ratio	117.55%	108.95%	139.95%
Price/earnings multiple*	8.10	10.20	7.51	9.25	9.39
Current quarter dividend yield*	4.49%	4.61%	4.06%
* Annualized
(1) Non-GAAP measurement. See GAAP versus Non-GAAP disclosure

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

NonGAAP
(Dollars in thousands, except per share)	As of	As of	As of
	September 30, 2023	June 30, 2023	September 30, 2022
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$114,769	$119,770	$108,151
Less intangible assets	(9,016)	(9,016)	(9,016)
Tangible book value (non-GAAP)	105,753	110,754	99,135

Shares outstanding (in thousands)	4,362	4,350	4,396

Tangible book value per share (non-GAAP)	$24.24	$25.46	$22.55